                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                               M.A.HannaCompany
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               M.A.HannaCompany
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                         [LOGO of M. A. HANNA COMPANY]
         SUITE 36-5000, 200 PUBLIC SQUARE, CLEVELAND, OHIO 44114-2304



     To Our Stockholders:

       On behalf of the Board of Directors and management, I cordially invite you to attend the 1995 annual meeting of stockholders of the Company to be held on Wednesday, May 3, 1995, at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

       At the meeting, in addition to considering and acting on the matters described in the Proxy Statement, there will be a management report. Following the report, there will be an opportunity for stockholders to ask questions about the Company and its operations.

       If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate
     Secretary at the above address.

       Whether or not you currently plan to attend the meeting, it is important that you exercise your right to vote. Please sign, date and return the proxy card promptly.

       I look forward to seeing you on May 3.

                                          Sincerely,
                                          /s/ M. D. Walker
                                          M. D. Walker
                                          Chairman

                         [LOGO OF M. A. HANNA COMPANY]
                       SUITE 36-5000, 200 PUBLIC SQUARE

                          CLEVELAND, OHIO 44114-2304

                           NOTICE OF ANNUAL MEETING

       The annual meeting of stockholders of M. A. Hanna Company will be held on Wednesday, May 3, 1995 at 10:30 A.M. at the Forum Conference Center Auditorium, 1375 East Ninth Street,
     Cleveland, Ohio, for the following purposes:

       (1) Electing nine directors for the ensuing year;

       (2) Ratifying the appointment of auditors;

       (3) Ratifying and approving the Voluntary Non-Qualified
           Deferred Compensation Plan;

       (4) Ratifying and approving amendments to the Directors'
     Deferred Fee Plan; and

       (5) Transacting such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on March 6, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                           John S. Pyke, Jr.
                             Vice President, General Counsel and Secretary

     March 20, 1995

       PLEASE FILL OUT, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO
     POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation by the Board of Directors of M. A. Hanna Company of proxies to be used at the annual meeting of stockholders of the Company to be held on Wednesday, May 3, 1995. The meeting will be held at the Forum Conference Center Auditorium, 1375 East Ninth Street, Cleveland, Ohio.

  If the accompanying form of proxy is properly executed and returned, the shares represented by it will be voted and, where a specification is made by the stockholder, as provided therein, will be voted in accordance with such specification. If no such specification is made, the shares will be voted in accordance with the recommendations of the Company's management. The proxy may, nevertheless, be revoked prior to its exercise by delivering written notice of revocation to the Company, by executing a later dated proxy or by attending the meeting and voting in person. For stockholders participating in the Company's Dividend Reinvestment and Stock Purchase Plan, the administering bank will only vote the shares that it holds for the participant's account in accordance with the proxy returned by the participant and the procedures set forth above. If a proxy is not returned or returned unsigned, none of the shares represented by that proxy, whether held in the Dividend Reinvestment and Stock Purchase Plan or otherwise, will be voted.

  At the annual meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the annual meeting. The Company intends to treat properly executed proxies that are marked "abstain" or that are held in "street name" by brokers and are not voted on one or more particular proposals (if otherwise voted on at least one proposal) as "present" for purposes of determining whether a quorum has been achieved at the annual meeting. Directors will be elected by a plurality vote. Votes withheld in respect of the election of directors will not be counted in determining the outcome of that vote. In respect of the proposals to ratify the appointment of independent public accountants and ratify and approve the Voluntary Non-Qualified Deferred Compensation Plan and amendments to the Directors' Deferred Fee Plan, abstentions will be treated as votes against the proposal and broker non-votes will be treated as having no effect on the outcome of the vote.

  At the close of business on March 6, 1995 the record date for the annual meeting, the Company had outstanding and entitled to vote 35,687,183 shares of Common Stock. Each share of Common Stock is entitled one vote on each matter brought before the meeting.

  The Company has retained Georgeson & Co. Inc., a proxy solicitation firm, for a fee of $8,000 plus reimbursement of normal expenses, to assist employees of the Company in the solicitation of proxies by personal interview, telephone and other means. The cost of solicitation of proxies will be borne by the Company.

  The Notice of Annual Meeting, Proxy Statement and form of proxy are first being mailed to stockholders on approximately March 20, 1994. The Annual Report of the Company for the year ended December 31, 1994 was first mailed to stockholders on February 24, 1995, but the Annual Report is not deemed to be part of this Proxy Statement.

  At the annual meeting of stockholders of the Company held on May 4, 1994, approximately 86% of the then outstanding shares were present at the meeting and voting.

                           1. ELECTION OF DIRECTORS

  The Board has nominated for re-election to the Board at the 1995 annual meeting the nine incumbent Directors, all of whom were elected at the 1994 annual meeting of stockholders.

  It is intended that shares represented by the proxies in the accompanying form will be voted for the election of the nine nominees listed below to serve as directors for a term of one year and until their successors are elected and qualified. If any nominee should be unable or unwilling to serve as a director, which the Board of Directors does not anticipate, the proxies will be voted for such other person as the Board of Directors may select or the size of the Board may be reduced accordingly.

  The following table lists information as of January 31, 1995 as to each nominee for director, his or her principal occupation or employment and certain other directorships. Except as otherwise indicated each nominee has had the same principal occupation or employment during the past five years.

NOMINEE FOR DIRECTOR                PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
- ---------------------               --------------------------------------------
B. C. AMES             Partner, Clayton, Dubilier & Rice (investment bankers), May, 1990 to
Director since 1980    date. Chairman and Chief Executive Officer, The Uniroyal Goodrich
Age -- 69              Tire Company 1988 to May, 1990. Director of Diamond Shamrock R&M,
                       Inc., The Progressive Corporation and Warner-Lambert Company.

C. A. CARTWRIGHT       President, Kent State University (public higher education
Ph.D.                  institution), 1991 to date. Vice Chancellor for Academic Affairs,
Director since 1994    University of California-Davis, 1988-1991. Director of Ohio Edison
Age -- 53              Company, Society National Bank and Republic Engineered Steels, Inc.
                       and Director of the American Cancer Society, American Association for
                       Higher Education and American Council on Education.

W. R. EMBRY            Executive Vice President and General Manager, The Cleveland Cavaliers
Director since 1990    (professional basketball team), 1986 to date. Chairman of the Board
Age -- 57              of Michael Alan Lewis Company (supplier to automotive industry).
                       Director of Centerior Energy Corporation, Ohio Casualty Insurance
                       Company and Society National Bank.

J. T. EYTON,           Chairman, Brascan Limited (natural resources, power generation and
O.C.                   financial services). Member of the Senate of Canada. Director of
Director since 1986    Brascan Limited, Edper Enterprises Ltd., Hees International Bancorp
Age -- 60              Inc., Noranda Inc. and Norcen Energy Resources Limited.

G. D. KIRKMAN          Retired Senior Vice President, Kemper Securities Inc. (stockbrokers).
Director since 1975
Age -- 62

M. L. MANN             Chairman and Chief Executive Officer, Lexmark International, Inc.
Director since 1991    (office machines), March 1991 to date. Vice President of
Age -- 61              International Business Machines Corporation ("IBM") and President and
                       General Manager of various IBM divisions and subsidiaries 1985-March
                       1991. Director of Infomart, a Trammell Crow Co., and member of the
                       Independent Board of Trustees, Fidelity Investments.

D. J. McGREGOR         President and Chief Operating Officer of Hanna, May 3, 1989 to date.
Director since 1990    Director of Society Bank Corporation and Vulcan Materials
Age -- 54              Corporation.

R. W. POGUE            Senior Advisor, Dix & Eaton (public relations firm), July 1, 1994 to
Director since 1988    date; Senior Partner, Jones, Day, Reavis & Pogue (attorneys) January
Age -- 66              1, 1993 to June 30, 1994; Managing Partner, 1989-1992. Director of
                       Continental Airlines, Derlan Industries Limited, KeyCorp, OHM
                       Corporation, Redland PLC, Rotek Incorporated, and TRW Inc.

M. D. WALKER           Chairman and Chief Executive Officer of Hanna, September 1986 to
Director since 1986    date. Director of Comerica Inc., The Reynolds and Reynolds Company
Age -- 62              and Textron Inc.

  The following table sets forth information as to the beneficial ownership of the Company's Common Stock on January 31, 1995 by each director-nominee, the chief executive officer and the four other most highly compensated executive officers and, as a group, the foregoing persons and other executive officers. Except as indicated in the footnotes, the director-nominees have sole voting and investment power over the shares listed.

                                                       SHARES        PERCENT OF
                                                    BENEFICIALLY     OUTSTANDING
       NAME                                            OWNED           SHARES
       ----                                         ------------     -----------
      B. C. Ames...................................    27,137(1)          *
      C. A. Cartwright.............................         0             *
      W. R. Embry..................................    16,150(1)          *
      J. T. Eyton..................................    18,045(1)          *
      G. D. Kirkham................................    25,800(1)(2)       *
      M. L. Mann...................................    20,000(1)          *
      D. J. McGregor...............................   243,603(3)          *
      R. W. Pogue..................................    27,000(1)          *
      M. D. Walker.................................   496,516(3)(4)     1.4%
      G. W. Henry..................................    59,265(3)          *
      J. S. Pyke, Jr...............................    86,271(3)          *
      D. R. Schrank................................    27,612(3)          *
      All directors and executive officers
      as a group................................... 1,149,886(3)        3.2%

* The shares beneficially owned amount to less than one percent of the outstanding shares of the Company's Common Stock.

(1) Includes 15,000 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's 1988 Long-Term Incentive Plan.

(2) Includes 10,800 shares as to which Mr. Kirkham has shared investment and voting power; the shares owned by a trust for which he serves as a co-trustee; Mr. Kirkham disclaims any beneficial interest in such shares.

(3) Includes shares which may be acquired within 60 days through the exercise of stock options as follows: 169,800, 277,875, 39,188, 62,625, 19,000 and
    754,052 shares for Messrs. McGregor, Walker, Henry, Pyke, Schrank and the group, respectively.

(4) Includes 37,500 shares owned by Mr. Walker's wife; Mr. Walker disclaims any beneficial interest in such shares.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held 9 meetings in 1994. All director-nominees attended at least seventy-five percent of the meetings of the Board and committees of the Board on which each served except for Mr. Eyton.

  In addition to meeting as a group to review the Company's business, certain members of the Board of Directors also devote their time and talents to the Board's five standing committees. The committees and their principal functions are as follows:

  The Audit Committee, composed of directors who are not employees of the Company, held 4 meetings in 1994 with the Company's Vice President and Chief Financial Officer, Controller, Director of Internal Audit and independent public accountants to review the plan and results of the audit by the independent accountants, the Company's financial statements, the scope and results of the Company's internal auditing procedures, the adequacy of the Company's system of internal controls and the Company's environmental and litigation exposures. The Committee also selects and appoints independent public accountants to serve as the Company's auditors each year and devoted significant time to this responsibility during the past year. Present members are C.A. Cartwright, W. R. Embry, G. D. Kirkham (Chairman), and M. L. Mann.

  The Board Composition and Governance Committee held one formal meeting in 1994. The Committee reviews and recommends changes in the policies and operation of the Board and functions and responsibilities of the committees of the Board. It also acts as a nominating committee of the Board and recommends qualified candidates for election as directors. Stockholders wishing to nominate candidates for consideration by the Committee can do so by writing to the Corporate Secretary and providing the candidate's name, appropriate biographical data and qualifications. Present members are C.A. Cartwright, W.
R. Embry (Chairman), R. W. Pogue and M. D. Walker.

  The Compensation Committee, composed of directors who are not employees of the Company, held 5 meetings in 1994. It approves remuneration arrangements and succession plans for senior management and administers the Company's executive compensation plans. Present members are B. C. Ames, J. T. Eyton, M.
L. Mann (Chairman) and R. W. Pogue.

  The Executive Committee exercises all of the authority of the Board of Directors during intervals between meetings of the Board except for those powers to be exercised only by other committees of the Board, the declaration of any dividend, the issuance of stock and the powers which pursuant to
Section 141(c) of the General Corporation Law of the State of Delaware, as amended, may not be delegated to a Committee. It did not meet formally in 1994. Present members are B. C. Ames, J. T. Eyton, D. J. McGregor, R. W. Pogue and M. D. Walker (Chairman).

  The Pension Plan Committee, composed of directors who are not employees of the Company, held 1 meeting in 1994. It is responsible for reviewing the operation and performance of the Company's pension investment program and a management committee which in turn is responsible for the operation and administration of the retirement and welfare plans of the Company and its subsidiaries. Present members are C.A. Cartwright (Chairperson), W. R. Embry and G. D. Kirkham.

TRANSACTIONS WITH DIRECTORS

  Jones, Day, Reavis & Pogue, of which Mr. Pogue was a Senior Partner to June 30, 1994, provided legal services to the Company in 1994.

HOLDINGS OF SHARES OF THE COMPANY'S COMMON STOCK

  The only persons believed by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of the Company as of December 31, 1994 were Wachovia Bank of North Carolina, N.A. and FMR Corp. Wachovia Bank of North Carolina, N.A., 302 North Main Street, Winston-Salem, NC 27102, acting in its capacity as Trustee of the M. A. Hanna Associates Ownership Trust, on December 31, 1994 owned and had shared voting and dispositive power over 4,671,885 shares, or 13.1% of the shares outstanding. Shares of Common Stock are periodically allocated and released from the Trust to satisfy funding requirements under certain of the Company's compensation and benefit plans ("Plans"). Participants in and trustees of the Plans under confidential voting procedures have authority to vote all shares allocated to them or to instruct that the shares not be voted. Unallocated shares held in the Trust are voted in the same proportions as the shares for which instructions have been received.

  FMR Corp., 82 Devonshire Street, Boston, MA 02109, on December 31, 1994 beneficially owned, and had the sole power to dispose or direct the disposition of, 4,200,910 shares of Common Stock, or 11.75% of the shares then outstanding, according to a Schedule 13G Report filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the chief executive officer and the other most highly compensated executive officers, for services rendered in all capacities to the Company and its subsidiaries for the last three years.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL                     LONG-TERM
                         COMPENSATION (1)              COMPENSATION
                         ----------------- -------------------------------------
                                                    AWARDS             PAYOUTS
                                           ------------------------- -----------
                                            RESTRICTED
     NAME AND                                  STOCK                    LTIP      ALL OTHER
PRINCIPAL POSITION  YEAR  SALARY   BONUS   AWARDS ($)(2) OPTIONS (#) PAYOUTS (3) COMPENSATION
- ------------------  ---- -------- -------- ------------- ----------- ----------- ------------
M. D. Walker        1994 $607,500 $525,000    22,521       99,200     $315,021     $254,534(4)
 Chairman & Chief   1993  600,000  450,000    22,511       70,500      322,511      256,104
 Executive Officer  1992  584,667  335,000    22,509       37,500      302,509      246,704

D. J. McGregor      1994  415,000  320,000    18,542       49,600      259,042      230,644(4)
 President & Chief  1993  370,000  250,000    17,365       45,000      248,615      127,465
 Operating Officer  1992  360,666  200,000    12,368       30,000      166,376      123,265

D. R. Schrank       1994  252,500  160,000         0       15,000            0       32,750(4)
 Vice President     1993   66,346   35,000         0       51,750            0            0
 & Chief Financial
 Officer (5)

G. W. Henry         1994  181,250  125,000     4,015        7,000       56,015       43,984(4)
 Vice President,    1993  175,000   85,000     3,757        6,750       53,766       39,055
 International      1992  163,000   65,000     3,957        5,250       52,957       36,430
 Operations

J. S. Pyke, Jr.     1994  186,250  110,000     5,512        7,000       77,012       69,346(4)
 Vice President,    1993  185,000  110,000     5,175        7,500       73,020       55,372
 General Counsel &  1992  178,334   80,000     5,645        6,000       75,645       54,122
 Secretary

(1) Other Annual Compensation for each executive did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(2) The column reports all of the grants of restricted stock to the named individuals during the fiscal year. The value of the awards shown in the table is determined by multiplying the number of shares awarded by the closing market price for the stock on the award date. The total number of restricted shares and the value of those shares at the end of the last fiscal year, based on the year-end closing price for the stock, held by Messrs. Walker, McGregor, Schrank, Henry and Pyke were 5,867/$139,341; 3,332/$79,135; 0; 991/$23,536 and 1,487/$35,316, respectively. Restricted shares are issued at the same time LTIP payouts are made equal in value to 25% of the value of the common stock component of the LTIP payout; neither the restricted shares or the other shares issued at the same time may be transferred for four years, at which time the restrictions lapse. Dividends are paid on restricted stock.

(3) Payout in cash and market value of Common Stock paid under the Company's 1988 Long-Term Incentive Plan in the year following the three-year performance periods ending December 31, 1993, 1992 and 1991.

(4) Consists of matching contributions made by the Company under defined contribution savings and retirement plans of $107,943, $72,505, $16,875, $24,570 and $28,695 for Messrs. Walker, McGregor, Schrank, Henry and Pyke, respectively, and the dollar value of split dollar life insurance premiums paid in the amounts of $146,591, $158,139, $18,500, $19,414 and $40,651 for Messrs. Walker, McGregor, Schrank, Henry and Pyke, respectively.

(5) Mr. Schrank joined the Company in September, 1993.

  Mr. McGregor has an employment agreement with the Company which expires on March 1, 1996, pursuant to which Mr. McGregor will receive a minimum base annual salary and will be entitled to receive certain compensation if he is not retained in at least the President and Chief Operating Officer capacity during the term of the agreement.

  Mr. Schrank has an employment agreement with the Company which expires on September 26, 1996, pursuant to which Mr. Schrank will receive a minimum base annual salary and will be entitled to receive certain compensation if he is not retained in at least the Vice President and Chief Financial Officer capacity during the term of the agreement.

  The Company has in effect employment agreements with its executive officers, including the officers named in the compensation table on page 5, which become operative only upon a "change in control" of the Company, as defined in the agreements. The agreements provide that the officers will remain employed by the Company in their customary positions from the occurrence of a "change in control" (i) for an initial term of three years which, unless otherwise elected by either party, is automatically extended for an additional one-year period on the third anniversary and each anniversary thereafter or (ii) until normal retirement date, if sooner. During this employment period the officer will receive a base salary at least equal to the annual rate in effect at the time of the "change in control", plus any increases as may be awarded thereafter in accordance with the Company's regular administrative practices, and a bonus under the Company's pay-for-performance plan at least equal to the highest annual bonus paid to him under such plan during the three years preceding the time of the "change in control". In addition, during this employment period the officer shall be entitled to continue to participate in all of the Company's benefit programs in which he was participating at the time of the "change in control".

  If the executive officer's employment is terminated for any reason other than death, disability, retirement or cause during the employment term, the officer is entitled to receive, as liquidated damages for the breach of contract, a payment equal to the present value of the sum of the salary and bonus(es) due to the officer for the remainder of his employment term and is also entitled to benefits and service credits under the Company's benefit plans for the remainder of his employment term. The Company is entitled to offset against amounts due to the officer any compensation payments made to the officer by another employer under certain conditions. Termination of employment without cause is defined to include a good faith determination by the officer that due to changed circumstances significantly affecting his position with the Company after the "change in control" occurs, he is unable to carry out his duties and responsibilities.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                             APPRECIATION
                         INDIVIDUAL GRANTS                                  FOR OPTION TERM
- --------------------------------------------------------------------- --------------------------
                                 PERCENT OF
                                TOTAL OPTIONS
                                 GRANTED TO
                    OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION
     NAME        GRANTED (#)(1)  FISCAL YEAR  PRICE ($/SH)    DATE         5% ($)       10% ($)
     ----        -------------- ------------- ------------ ---------- ------------- -------------
M. D. Walker         99,200         31.2%       $22.125     1/1/2004     $1,210,055    $2,980,424
D. J. McGregor       49,600         15.6%        22.125     1/1/2004        605,028     1,490,212
D. R. Schrank        15,000          4.7%        22.125     1/1/2004        182,972       450,669
G. W. Henry           7,000          2.2%        22.125     1/1/2004         85,387       210,312
J. S. Pyke, Jr.       7,000          2.2%        22.125     1/1/2004         85,387       210,312

(1) Each option granted becomes vested as to 25% of the award on the first anniversary of the grant, and as to an additional 25% on each of the next three January 1 dates.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                              VALUE OF UNEXERCISED
                                               NUMBER OF          IN-THE-MONEY
                                          UNEXERCISED OPTIONS      OPTIONS AT
                                             AT FY-END (#)         FY-END ($)
                 SHARES ACQUIRED  VALUE      EXERCISABLE/         EXERCISABLE/
 NAME            ON EXERCISE (#) REALIZED    UNEXERCISABLE     UNEXERCISABLE (1)
 ----            --------------- -------- ------------------- --------------------
M. D. Walker             0          $0         241,500/           $2,453,736/
                                               180,200               508,834
D. J. McGregor           0           0         139,500/            1,722,818/
                                               105,850              330,920
D. R. Schrank            0           0          12,938/               48,927/
                                                53,812              171,149
G. W. Henry              0           0          35,063/              413,169/
                                                15,812                50,765
J. S. Pyke, Jr.          0           0          57,750/              707,490/
                                                17,125                57,783

(1) Based on market value of the Company's common stock on December 31, 1994 ($23.75 per share) minus the strike price.

         LONG-TERM INCENTIVE PLAN LTIP UNIT AWARDS IN LAST FISCAL YEAR


                          PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                           OR OTHER        NON-STOCK PRICE-BASED PLANS
                  NUMBER  PERIOD UNTIL ------------------------------------
                 OF UNITS  MATURATION
 NAME              (#)     OR PAYOUT   THRESHOLD ($) TARGET ($) MAXIMUM ($)
 ----            -------- ------------ ------------- ---------- -----------
M. D. Walker     180,500    3 years       $45,125     $180,500   $361,000
D. J. McGregor   154,600    3 years        38,650      154,600    309,200
D. R. Schrank    109,200    3 years        27,300      109,200    218,400
G. W. Henry       76,900    3 years        19,225       76,900    153,800
J. S. Pyke, Jr.   76,900    3 years        19,225       76,900    153,800

  Units shown in the table above represent performance units (LTIP Units) granted pursuant to the Corporation's 1988 Long-Term Incentive Plan. LTIP Units represent the right to receive payments in cash or common stock or a combination thereof when predetermined performance objectives established by the Compensation Committee of the Board of Directors, using compound annual earnings per share growth rate and three-year average return on stockholders' equity as measures, are achieved over a three-year period. The target payout amount of the awards is $1.00 per unit.

RETIREMENT BENEFITS

  The Salaried Employees Retirement Income Plan ("SERIP") is a non-contributory pension plan covering all officers and other salaried employees of the Company. In general, employees become covered under SERIP when they have completed one year of eligibility service and are at least 21 years of age. Upon reaching the normal retirement date (age 65), each participant in SERIP generally is entitled to receive monthly for life a basic benefit equal to the greater of (i) the participant's highest average monthly compensation (including bonuses and overtime) for 60 consecutive months out of the final 120 months of his or her employment or (ii) 1/12th of the average of his or her annual compensation (including bonuses and overtime) during any 5 annual periods in which he or she received the highest compensation included within the final 10 annual periods of his or her employment, which is then multiplied by 2% for the first 20 years of credited service and 1% for the next 20 years of credited service. In addition, benefits are provided for early retirement and to surviving spouses.

  The Company has adopted an excess benefits plan to pay retirement benefits which but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code would have been paid under SERIP. These benefits will be paid out of the general funds of the Company or trust funds established for this purpose.

  The following table shows estimated annual benefits payable upon retirement to participants in specified remuneration and years-of-service classifications under the Company's above-mentioned two pension plans for salaried employees. Benefits payable under the qualified pension plans are not subject to any deduction for Social Security benefits.


 AVERAGE ANNUAL
  COMPENSATION             YEARS OF SERVICE AT AGE 65
FOR LAST 5 YEARS  --------------------------------------------
 OF EMPLOYMENT    15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
- ----------------  -------- -------- -------- -------- --------
$  300,000        $ 90,000 $120,000 $135,000 $150,000 $165,000
   500,000         150,000  200,000  225,000  250,000  275,000
   700,000         210,000  280,000  315,000  350,000  385,000
   900,000         270,000  360,000  405,000  450,000  495,000
 1,100,000         330,000  440,000  495,000  550,000  605,000

  The credited years of service for retirement benefits for Messrs. Henry, McGregor, Pyke, Schrank and Walker are 19, 6, 26, 1 and 19 respectively.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee, as the delegate of the Board of Directors, has furnished the following report on executive compensation.

  During 1994 the Compensation Committee and management, with the assistance of an independent compensation consultant, continued its review of Hanna's total compensation philosophy and objectives and its executive compensation program.

  Hanna's executive compensation program is structured and administered to drive and incent a level of performance necessary to achieve the Company's vision, support Hanna's internal culture and operating environment and reinforce its human resource management values. The objectives of the executive compensation program are to:

  . Establish a pay-for-performance philosophy and policy that places a meaningful portion of each executive's compensation at risk with the stockholders, commensurate with the executive's ability to impact bottom line results, and which can significantly differentiate compensation awards based on corporate, business unit and individual performance and the ability of the executive to impact those results;

  . Motivate and incent executives to achieve a level of performance consistent with the Company's strategic business objectives and reward them for their achievement;

  . Provide total compensation opportunities which are market competitive, are subject to associated downside risk and offer significant upside opportunities based on performance, thus allowing Hanna to compete for and retain outstanding, talented and highly motivated executives who are vital to Hanna's long-term success; and

  . Align the interests of executives with the long-term interests of stockholders through incentive award opportunities that are linked to the long-term performance of the Company and that result in the ownership of Hanna Common Stock.

  Hanna's executive compensation program is comprised of three major components: base salary, annual incentive compensation and long-term incentive compensation. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives (including stock-based awards), and less on salary; this approach results in greater variability in the individual's actual total cash compensation level from year to year in response to variations in the Company's performance.

  The executive total compensation program is designed to be competitive with the total compensation programs of a broad base of industrial companies with annual sales levels comparable to Hanna. In order to assess competitive total compensation programs and establish total compensation opportunities for Hanna executives, the Committee utilizes data contained in independent compensation surveys such as the Wyatt Data Services' Top Management Report, the Towers Perrin Compensation Data Bank (Cash Compensation and Long-Term Incentive Plan Surveys) and the Conference Board report on Top Executive Compensation.

  Hanna's total compensation program is structured to provide total compensation opportunities that are commensurate with the Company's ability to demonstrate consistently outstanding performance. In order to drive and reward for a consistent high level of performance, Hanna's total compensation systems are designed to deliver a total compensation opportunity that is above average. Hanna targets executive total compensation opportunities for its executives' outstanding performance at the 65th percentile of total compensation opportunities afforded to executives performing similar responsibilities in competitive companies. On the other hand, the total compensation system is also designed to be responsive in the event the Company's actual performance falls below expectations vis-a-vis the annual operating plan and/or industry comparisons.

SALARIES

  Hanna targets its executives' base salaries to the median, or 50th percentile, of base salaries reported in the published surveys referenced above by comparable industrial companies.

  The Committee annually reviews the salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with data on the current total compensation and total compensation history of each executive officer, current survey data for comparable positions at comparable industrial companies and individual performance appraisal ratings by the Chief Executive Officer for each executive officer except himself. At the meeting the Committee reviews all available data and considers adjustments; in 1994 it made selective adjustments in executive officers' salaries.

ANNUAL INCENTIVE COMPENSATION FOR 1994

  The Committee approved, in January 1995, annual incentive compensation awards for the executive officers which took into account the fact that Hanna's 1994 pre-tax operating earnings performance exceeded the annual operating plan approved by the Board of Directors at its first meeting in 1994 by 21.6% and exceeded 1993 performance by 36.4%. The Committee also took into account discretionary factors such as the accomplishment of strategic objectives and operational improvements. The Committee adjusted individual awards to reflect each executive's performance for the year and contribution to Hanna's achievements in 1994.

1994 LONG-TERM INCENTIVE PLAN AWARDS

  Under Hanna's Long-Term Incentive Plan, which was approved by stockholders in 1988, the Committee grants stock options and long-term incentive performance units ("LTIP Units") annually. Awards are based on a pay grade level formula which takes into account relevant long-term award data as reported by a broad base of industrial companies in the Towers Perrin Compensation Data Bank Long-Term Incentive Plan Survey, and the recommendations of the independent compensation consultant.

  In December 1994 the Committee made grants of non-qualified and incentive stock options at a purchase price equal to 100% of the fair market value of Hanna Common Stock on the grant date and awards of LTIP Units for a three-year performance period starting on January 1, 1995. The Committee will establish target performance measures for compound annual earnings per share growth and three-year average return on stockholders' equity to be attained for the performance period, with threshold and maximum achievement levels.

1994 LONG-TERM INCENTIVE PLAN PAYMENTS

  The Committee applied the earnings per share and return on stockholders' equity performance measures established for the three-year performance period ending December 31, 1993 against actual performance and determined that participants had earned a payout of LTIP Units for that performance period at 117% of the target amounts. Taking into account the accomplishment of strategic objectives over the three-year period which were not reflected in the financial measures of performance, the Committee exercised its discretion and authorized a payout at 130% of the target amounts to be made in 1994. As authorized by the Long-Term Incentive Plan, the Committee elected to make a portion of the payment to each participant in cash and a portion in shares of Hanna Common Stock, and awarded each participant shares of restricted Hanna Common Stock equal in value to 25% of the Common Stock portion of the payment. The terms of the restricted stock require the participant to hold the restricted stock and the stock issued in partial payment of the LTIP Unit award for four years, at which time the restrictions lapse.

CHIEF EXECUTIVE OFFICER COMPENSATION

  In reviewing Mr.Walker's total compensation opportunity and each component thereof, the Committee took into account the same Wyatt, Towers Perrin and Conference Board compensation survey data for comparable companies and Hanna's financial, strategic and operational performance that it considered in connection with the other executive officers. The Committee also reviewed Mr. Walker's total compensation opportunity and incentive compensation awards with the independent compensation consultant.

  In 1994 the Committee approved a salary increase for Mr. Walker in order to move his base salary to the 50th percentile level of chief executive officers at comparable companies. In determining Mr. Walker's 1994 annual incentive compensation payment, the Committee took into account a number of factors the sum total of which it believed demonstrated exceptionally successful leadership. It noted that under Mr. Walker's leadership the Corporation in 1994 had substantially exceeded its prior year's financial performance and the 1994 annual operating plan, achieved record sales representing an increase of 22% over the prior year, improved its performance cash flow by $1.20 per share over the prior year and increased its dividend by 8%, while splitting the Common Stock 3-for-2. The Committee recognized Mr. Walker's development of an effective management team and a vision and strategies for the Corporation which position it for sustainable long-term growth.

  Mr. Walker's 1994 Long-Term Incentive awards were made in accordance with the program guidelines, except that the proportion of the total award allocated to the stock option grant was increased and there was a corresponding decrease in the value of the LTIP Units award. His 1994 Long-Term Incentive Plan payouts were calculated in the same way as the payouts to all other participants.

STOCK OWNERSHIP GUIDELINES

  The Committee approved management's recommendation to adopt stock ownership guidelines for participants in the Corporation's Long-Term Incentive Plan which encourages them to acquire a guideline value of Hanna Common Stock. The guideline values are expressed as a multiple of base salary and the multiples range from three times base salary for the Chief Executive Officer and Chief Operating Officer to .5 times salary for the non-officer, key manager participants in the Plan. Under the policy there will be no penalty for failure to achieve the expected levels of ownership but if a participant does not hold the guideline value of Hanna Common Stock at the end of a three year period, up to one-half of his or her annual incentive compensation award will be paid in shares of Hanna Common Stock until the expected stock ownership value is achieved.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Internal Revenue Code Section 162 (m) and proposed regulations thereunder respecting the non-deductibility of certain executive compensation payments in excess of $1 million did not affect the deductibility of compensation payments in 1994 and are not expected to affect the deductibility of compensation payments in 1995 except possibly with respect to Mr. Walker. Mr. Walker has entered into an agreement with the Corporation by which any compensation which, if paid, would not be deductible under Section 162 (m), will be deferred and paid to him after his retirement. In addition, if the Voluntary Non-Qualified Deferred Compensation Plan is approved by stockholders, Mr. Walker and the other executives to whom Section 162 (m) may apply may elect to defer a portion of their compensation pursuant to the Plan and receive the deferred amounts after retirement, at which time the deductibility of such compensation will not be subject to Section 162 (m).

                            COMPENSATION COMMITTEE

                             M. L. Mann, Chairman
                                  B. C. Ames
                                  J. T. Eyton
                                  R. W. Pogue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee during 1994 was comprised entirely of non-employee directors. Mr. R. W. Pogue to June 30, 1994 was a Senior Partner of Jones, Day, Reavis & Pogue, which provided legal services to the Company in 1994.

                               PERFORMANCE GRAPH

  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG HANNA, S&P 500 INDEX AND
                         S&P SPECIALTY CHEMICALS INDEX



                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG HANNA (MA) CO., S&P 500 INDEX AND CHEMICALS (SPECIALTY) INDEX

Measurement period                               S&P 500       CHEMICALS (SPECIALTY)
(Fiscal year Covered)        HANNA (MA) CO.       INDEX               INDEX
- ---------------------        --------------      -------       --------------------
Measurement PT -
12/31/89                     $100                $100          $100

FYE  12/31/90                $ 73.28             $ 96.89       $ 96.10
FYE  12/31/91                $ 78.18             $126.42       $135.66
FYE  12/31/92                $115.75             $136.05       $143.72
FYE  12/31/93                $133.88             $149.76       $163.87
FYE  12/31/94                $149.26             $157.74       $143.06


This performance graph assumes that the value of the investment in Hanna and each index was $100 on December 31, 1989 and that all dividends were reinvested.

DIRECTORS' COMPENSATION

  Directors who are not full-time employees of the Company are compensated for their services by payment of a quarterly retainer fee of $6,000 and a fee of $1,300 for each Board meeting attended. They also receive a fee of $1,100 for each committee meeting attended when the meeting occurs on the same day as a Board meeting and $1,300 when the meeting occurs on a day when no Board meeting is held; Chairs of Board committees are paid an additional fee of $200 for each committee meeting attended. Executive Committee members who are not full-time employees of the Company are paid an additional quarterly retainer fee of $1,250. Directors who are also full-time employees of the Company are not compensated for their services as directors and members of Board committees.

  The Company maintains a deferred fee plan for non-employee directors under which they may defer all or part of their cash compensation, for payment after retirement from the Board. A description of the Directors' Deferred Fee Plan is set forth on page 15 of this proxy statement.

  Pursuant to amendments to the 1988 Long Term Incentive Plan adopted in 1991, one-time grants of options to purchase 15,000 shares of the Company's Common Stock were granted in 1991 to all non-employee directors then in office and thereafter to non-employee directors at the time of their election to the Board at an option price equal to the closing sale price of the Common Stock on the New York Stock Exchange on the date of grant. One-third of the grant becomes exercisable after the director has served for one year from the date of grant, an additional one-third after two years and the balance after three years of service.

  The Company has established a non-qualified retirement plan for its non-employee directors. The annual retirement benefit is an amount equal to the highest annual retainer fee in effect during the director's final five years of service. Each qualifying director is entitled to receive, upon retirement as a director, a quarterly benefit for a period equal to his or her years of service, ten years or his or her date of death, whichever first occurs. A minimum of five years of service is required in order to receive a benefit under this program.

                  2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors delegated its authority to select and appoint the Company's independent public accountants to the Audit Committee of the Board, which selected and appointed Price Waterhouse LLP to be the Company's independent public accountants for the year 1995, subject to ratification by the stockholders. The Audit Committee considers Price Waterhouse LLP to be well qualified.

  Ernst & Young LLP served as the Company's independent public accountants for the year 1994, following which they were dismissed. The reports of Ernst & Young LLP on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to any uncertainty, audit scope or accounting principle except for the change in method of accounting for post-retirement benefits other than pensions and income taxes in 1992. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused the firm to make reference thereto in its report on the financial statements for such years. During the two most recent fiscal years and through the date of dismissal, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K issued by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 ("Regulation S-K"). Ernst & Young LLP furnished the Company with a letter addressed to the Securities and Exchange Commission, and filed with the Commission, in which it stated that it agreed with the foregoing statements in this paragraph.

  During the two most recent fiscal years and through the date of Ernst & Young LLP's dismissal, the Company did not consult with Price Waterhouse LLP on matters defined in Item 304 (a)(2) of Regulation S-K.

  If the appointment is not ratified, the Audit Committee will reconsider its decision but will not be bound by the refusal of the stockholders to ratify the appointment of Price Waterhouse LLP. Representatives of Price Waterhouse LLP and Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if such representatives desire to do so and are expected to be available to respond to appropriate questions. THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                      3. RATIFICATION AND APPROVAL OF THE
              VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

  The Board of Directors has adopted, subject to the approval of the Company's stockholders, the M. A. Hanna Company Voluntary Non-Qualified Deferred Compensation Plan (the "Plan"). The Board believes the Plan will encourage greater ownership of Hanna Common Stock by the Company's executives which will more closely align their interests with those of the stockholders. It is also intended that the Plan will assist in attracting and retaining qualified individuals to serve as executives. If approved by the stockholders, the Plan will afford eligible executives an opportunity to defer receipt and therefore the recognition as income for income tax purposes, of all or a portion of their cash compensation. Moreover the Plan encourages individual executives whose income might otherwise be subject to the $1 million limitation of
Section 162 (m) of the Internal Revenue Code to defer compensation amounts until the individual executive's employment with Hanna ends, at which time the deductibility of such compensation will not be subject to Section 162 (m). A summary of the Plan is set forth below; the full text of the Plan is annexed to this proxy statement as Exhibit A and the summary is qualified in its entirety by reference to Exhibit A.

PRINCIPAL FEATURES

  The Plan provides that any executive of the Company and its subsidiaries whose total cash compensation (salary and annual incentive compensation) exceeds $150,000 may elect to defer up to 25 percent of his or her salary and up to 100 percent of his or her short-term incentive compensation by delivering written notice of such election prior to the beginning of such fiscal year (except in the year of adoption of the Plan, the election shall be made prior to March 15 and shall apply only to salary earned after April 1, if the Plan is approved by stockholders). It is expected that approximately 50 executives will be eligible to participate.

  Under the Plan, the executive may elect to have his or her deferred compensation allocated to a cash account or an account maintained in shares of Hanna Common Stock (the "Stock Account"), but a minimum of 25 percent of each deferral must be allocated to the Stock Account. An executive's account to which compensation has been credited in cash will earn interest quarterly at a rate equal to 125 percent of the Moody's Corporate Bond Yield Index or such other rate as the Committee administering the Plan may establish (the "Bond Rate"). Deferred compensation allocated to the Stock Account will be used to acquire shares of Hanna Common Stock, which shall be held in a trust for the benefit of the participating executive. All deferrals to the Stock Account will be "matched" by a 25 percent premium in the form of additional shares of Common Stock. In the event that a cash dividend is paid to stockholders, the Company will credit the Stock Account with that number of additional shares of Common Stock equivalent to the cash dividend divided by the per share price of the Common Stock on the date the dividend is paid. Shares of Hanna Common Stock allocated to the Stock Account will be acquired in open market purchases or from the Company or allocated from the Associates Ownership Trust, and transferred to the trust.

  If a participating executive terminates employment by reason of (i) retirement at or after age 62 in accordance with a Company retirement program,
(ii) death, (iii) total disability or (iv) under other circumstances approved by the Committee, the full balance of the participant's accounts will be distributed to him or her, as selected by the participant either in a lump sum or in annual installments over a period not to exceed the life expectancy of the participant or the participant's primary beneficiary. In the event that the participant's employment is terminated for a reason other than recited in the preceding sentence, the participant will receive a distribution of the amounts deferred to the cash account plus interest calculated quarterly at the Bond Rate (instead of 125% of the Bond Rate as would otherwise be payable) and the balance in the Stock Account excluding the value of the 25 percent premiums and dividends with respect thereto credited to the Stock Account. All payments from the cash account will be in cash and all payments from the Stock Account will be in shares of Hanna Common Stock.

  A participating executive may periodically elect to take an early distribution of amounts deferred in a given year. A participating executive may also request a distribution of all or part of the amounts deferred to his or her accounts because of a financial emergency, and the committee administering the Plan will determine whether a distribution will be made. Early distributions or distributions because of a financial emergency will be limited to the amount deferred to the cash account plus interest calculated quarterly at the Bond Rate and to the balance in the Stock Account excluding the value of the 25 percent premiums and dividends with respect thereto credited to the Stock Account. If a participating executive receives a distribution because of a financial emergency, the participant's election to defer currently shall terminate and the participant shall not be permitted to defer any amounts for the subsequent calendar year.

  In the event of a change in control of the Company, as defined in the Plan, a participant can elect, within one year after the change in control, a distribution of his or her accounts in full.

TAX CONSEQUENCES

  No income will be recognized by a participating executive at the time that cash or Stock is credited to his or her account. At the time of distribution, the participating executive generally will be required to include as taxable ordinary income an amount equal to the amount of cash received and the fair market value of any Common Stock received.

GENERAL

  The maximum number of shares of Common Stock that may be allocated to the Plan during its term is 500,000.

  The Plan will be administered by the Committee for Employee Benefits Administration established by the Board of Directors. The Committee will supervise the administration of the Plan, may from time to time adopt procedures governing the Plan and will have authority to give interpretative rulings with respect to the Plan.

  By its terms the Plan may be amended from time to time by the Company, but no such amendment may affect the rights of participating executives to the amounts of compensation allocated to the cash or Stock accounts and, without further approval of the stockholders, no such amendment shall increase the maximum number of shares available to be allocated to the Plan.

APPROVAL BY THE STOCKHOLDERS

  The approval and ratification of the Voluntary Non-Qualified Deferred Compensation Plan requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                        4. RATIFICATION AND APPROVAL OF
                AMENDMENTS TO THE DIRECTORS' DEFERRED FEE PLAN

  The Company desires to continue its policy of encouraging greater ownership of Hanna Common Stock by its directors. To this end the Board of Directors amended the Directors' Deferred Fee Plan (the "Directors' Plan"), which was approved by stockholders on May 4, 1994, to provide that a minimum of 25 percent of the quarterly retainer fee must be deferred and allocated to the account denominated in Units (an accounting unit equal in value to one share of Common Stock) and amounts allocated to the Units account shall be credited with a Company contribution of 125%, which represents a form of compensation in lieu of an increase in the cash amount of their fees and also recognizes an element of risk inherent in stock-based compensation whose eventual payout is dependent on the market price of a publicly-traded stock. These amendments, which are subject to stockholder approval, include some of the features of the proposed Voluntary Non-Qualified Deferred Compensation Plan. A summary of the proposed amendments (the "Amendments") is set forth below, followed by a description of the entire Directors' Plan. The full text of the Amendments is annexed to this proxy statement as Exhibit B and the summary is qualified in its entirety by reference to Exhibit B.

PROPOSED AMENDMENTS

  The non-employee directors, except for any director who has waived his or her right to receive a retainer fee, are required by the Amendments to defer a minimum of 25% of each quarterly Board retainer fee into a Deferred Benefit Account maintained in Units, which are equal in value to one share of Hanna's Common Stock. The non-employee directors can elect to defer all or any portion of the balance of the retainer fee and the meeting fees to a Deferred Benefit Account maintained either in Units or dollar amounts. All amounts deferred to the account maintained in Units, whether mandatorily or voluntarily deferred, will be credited with a Company contribution of 125% of the amount deferred. A participating director can change the amount of his or her fee deferral and the allocation to Units or dollars prospectively on an annual basis, but only as to the voluntary deferrals.

  The Amendments also permit the funding of the Deferred Benefit Account maintained in Units with shares of Hanna Common Stock acquired in the open market or from treasury stock held by the Company or allocated from the Associates Ownership Trust. If shares are acquired for this purpose, they will be held in a trust for the benefit of the Director. Funds held in trust will remain liable for the claims of the Company's general creditors.

                  DESCRIPTION OF DIRECTORS' DEFERRED FEE PLAN

  The Directors' Plan provides that any director who is not also an employee of the Company may elect to defer all or a portion of the compensation payable to him or her for services as a director during a fiscal year by delivering written notice of such election prior to the beginning of such fiscal year. The director may elect to have his or her director's fees credited to an account in either cash or Units, which are accounting units equal in value to one share of Hanna Common Stock. A director's account to which fees have been credited in cash will earn interest annually at the rate of interest payable on 1-year U.S. Treasury Bills or such other rate as the Committee administering the Directors' Plan may establish. In no event, however, will the rate of interest be more than 5 percent higher than the rate payable on such U.S. Treasury Bills. Deferred fees allocated to Units will be credited to a director's account at the end of the fiscal year on the basis of the average of the market values of the Common Stock on the last trading day in each calendar month during the year. Each account to which fees have been credited in Units shall be credited annually after the end of the fiscal year with additional Units equal in value to the amount of cash dividends paid by the Company during such year on Common Stock equivalent to the average daily balance of Units in such account during the year.

  Distribution of a director's account may be made in a lump sum, in five annual installments or a combination of the foregoing, as designated by the director, upon: (i) the termination of service as a director of the Company or
(ii) if the director should so elect, only upon his or her death. Amounts credited to a director's account in dollars are paid in cash, and amounts credited in Units are paid in full shares of Hanna Common Stock.

APPROVAL BY THE STOCKHOLDERS

  The approval and ratification of the amendments to the Directors' Deferred Fee Plan requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote on the matter at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

SECTION 16(A) REPORTING

  As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that since January 1, 1994 two directors filed untimely reports on transactions in the Company's Common Stock: Mr. J. T. Eyton filed one report regarding two transactions 11 days after the due date and Mr. M. L. Mann filed one report regarding one transaction 2 days after the due date.

SUBMISSION OF SHAREHOLDER PROPOSALS

  If a holder of the Company's Common Stock wishes to present a proposal for consideration at next year's annual meeting, any such proposal must be received at the Company's offices at Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114, Attention: Corporate Secretary, on or before November 4, 1995.

  The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                                 John S. Pyke, Jr.
                                   Vice President, General Counsel and Secretary

March 20, 1995

                                                                      EXHIBIT A

                              M. A. HANNA COMPANY

              VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

  1. Purpose. The purpose of the Plan is to permit a select group of managers of M.A. Hanna Company (the "Company") and its business units who wish to defer a portion of their compensation for a fixed period of time, or until after retirement or other termination of employment, the opportunity to do so.

  2. Administration. The Plan shall be administered by the Committee for Employee Benefits Administration established by the Board of Directors of the Company (the "Committee"). The Committee's interpretation and construction of the provisions of the Plan shall be conclusive. The Committee may engage such advisors, actuaries, attorneys and administrators as it deems appropriate.

  3. Right to Defer Compensation. Any member of the Company's corporate and business unit management with a total cash compensation opportunity (annual base salary plus short-term incentive compensation at target) of $150,000 or greater for the current calendar year may, at any time prior to the commencement of the next succeeding calendar year of the Company, elect to defer under this Plan up to twenty-five percent (25%) of his current base salary, and up to one hundred percent (100%) of his earned short-term incentive award, to which he may thereafter be entitled for his services with respect to such succeeding calendar year. The $150,000 floor for participation may be indexed annually for inflation (or deflation) by the Committee. With respect to the initial calendar year 1995, such election may be made at any time prior to March 15, 1995 and, in the case of base salary, shall apply only to base salary earned with respect to services rendered on or after April 1, 1995. Such election under this Plan shall be made by written notice delivered to the Corporate Secretary of the Company, indicating the calendar year with respect to which the election shall apply and the dollar amount or percentage of base salary or incentive award to be deferred for such year, provided that the minimum deferral shall be $2,000 per year. An election under this Plan with respect to any calendar year shall be irrevocable after commencement of such calendar year. Individuals filing such elections are hereafter referred to as Participants.

  4. Deferred Compensation Accounts. On the last calendar day of each calendar month in which compensation deferred under this Plan would have become payable to a Participant in the absence of an election to defer payment thereof, the amount of such compensation shall be credited, at the Participant's option, to either a Stock Account or an Interest Bearing Account, provided that a Participant must elect to credit at least twenty-five percent (25%) of any deferral into a Stock Account. The Participant's election of the percentage of any deferral to be credited into either a Stock Account or an Interest Bearing Account may be changed from time to time, but not more than two times in any calendar year, by the Participant but any such change in the percentage elected shall apply only to future deferrals by the Participant.

  5. Amounts Credited to Stock Account.

    (a) Any amounts credited to a Stock Account shall be used to acquire shares of the Company's common stock ("Stock") through open market purchases, purchases from the Company or allocations from the Associates Ownership Trust. Such shares of Stock shall be held by the Company in a "rabbi" trust of which the Participant shall be a beneficiary. The shares of Stock shall at all times be subject to the claims of creditors of the Company. The number of shares of Stock credited to a Participant's Stock Account will be equal to the dollar amount deferred by the Participant into such account, divided by the closing price of a share of Stock on the New York Stock Exchange on the last business day of the month of such deferral. No fractional shares shall be purchased and any additional money shall be accumulated in the trust and used to acquire shares of Stock in the future.

    (b) All deferrals to a Stock Account will be "matched" by a twenty-five percent (25%) premium in the form of additional shares of Stock that the Company will transfer into the trust described in paragraph

  (a). The amount of such additional Stock will be equal to the number of shares of Stock credited under paragraph (a) above multiplied by .25. Fractional shares will not be transferred but shall be calculated and accumulated until equivalent to a whole share. The additional Stock credited under this paragraph (b) (and any future dividend equivalents credited to the account under paragraph (c) as a result of such additional Stock) shall be subject to forfeiture pursuant to the provisions of section 8(e) hereof.

    (c) In the event a cash dividend is paid to shareholders of common stock of the Company, a Participant's Stock Account will be credited with that number of additional shares of Stock, acquired through open market purchases, purchases from the Company or allocations from the Associates Ownership Trust, equivalent to (i) the cash dividend that would have been received divided by (ii) the per share price of the Stock on the date the dividend is paid. In the event of a stock dividend (or other distribution) to the holders of Stock, an appropriate adjustment to the Stock Account shall be made to reflect such dividend. Fractional shares shall not be credited but shall be accumulated until equal to a whole share.

  6. Amounts Credited to Interest Bearing Account.

    (a) All deferrals by a Participant into an Interest Bearing Account shall be maintained as book entries in two "alternative" accounts: (1) a Separation Account and (2) a Termination Account. The total amount of any deferral into an Interest Bearing Account shall be credited to both accounts. However, under no circumstances is a Participant ever entitled to distributions from both accounts.

    (b The Separation Account will bear interest at a rate equal to one hundred twenty-five percent (125%) of the Moody's Corporate Bond Yield Index or such other rate as may from time to time be established by the Committee (the "Bond Rate"). This interest rate will be adjusted quarterly, using the Moody's Corporate Bond Yield Index (or the Bond Rate) in effect at the end of the preceding quarter. Interest will be credited to the account at the end of each quarter.

    (c) The Termination Account will bear interest at a rate equal to the Moody's Corporate Bond Yield Index or such other rate as may from time to time be established by the Committee (the "Bond Rate"). This interest rate will be adjusted quarterly, using the Moody's Corporate Bond Yield Index (or the Bond Rate) in effect at the end of the preceding quarter. Interest will be credited to the account at the end of each quarter.

  7. Early Distribution of Deferred Compensation.

    A Participant may elect to receive early distribution of amounts that were deferred under the following conditions:

    (a) On or about December 15 of the fourth full calendar year from the date of initial deferral of an amount or a re-deferral as provided in paragraph (b) below, the Participant will receive notice of the availability to take an early distribution of the total amount originally deferred. For instance, in the event of amounts originally deferred in calendar year 1995, the Participant will receive notice on or about December 15, 1999, of the right to take early distribution of the amounts deferred in 1995.

    (b) The Participant will have one week from the date of such notice to respond to the opportunity to elect early distribution. If the Participant elects to continue the deferral or fails to respond to the notice, the amounts deferred will be automatically re-deferred for another five-year period. If the Participant elects early distribution, the portion of the account attributable to the amounts originally deferred will be paid on or before January 31 of the calendar year following the date of the notice. Any payments with respect to a Stock Account shall be in shares of Stock.

    (c) In the event a Participant elects early distribution under paragraph
  (b), (i) any premiums credited pursuant to section 5(b) to a Stock Account with respect to the original amount deferred will be forfeited, plus any dividend equivalents credited with respect thereto and (ii) any distribution from an Interest Bearing Account shall be in an amount equal only to the amount in the Termination Account, not the Separation Account.

  8. Normal Distribution of Deferred Compensation.

    (a) Upon termination of a Participant's employment, all amounts maintained in a Participant's accounts will be distributed to the Participant in the manner provided for in this section 8.

    (b) In the event a Participant's employment is terminated by reason of
  (i) retirement at or after age 62 in accordance with the terms of one or more of the Company's retirement programs at such time, (ii) total disability as defined in the Company's qualified pension plan, or (iii) any other termination approved by the Committee (each of (i), (ii), or (iii) is defined as a "Separation"), distribution of the balances in a Participant's accounts will be made in the manner elected by the Participant, subject to paragraph (e) below. Such election will be made at the time of the original election to defer and such election shall reflect either a distribution in the form of a lump sum or a distribution in annual installments over a period not to exceed the life expectancy of the Participant or the Participant's primary beneficiary (whichever life expectancy is greater). A Participant (i) may elect one method of distribution for his Stock Account and a different method of distribution for his Interest Bearing Account and
  (ii) may elect one method of distribution for a portion of either or both Accounts and a different method of distribution for the remainder of such Account or Accounts. A Participant's election as to the method of distribution may be modified (subject to paragraph (e) below), provided that any such modification must be made by written election filed with the Company no more than 90 days and no less than 30 days prior to an event requiring distribution. Any distributions on account of Separation shall reflect the amounts maintained in the Separation Account and the Stock Account (including any premium credited to the Stock Unit Account pursuant to section 5(b)).

    (c) In the event of a lump sum distribution under paragraph (b), the amount to be distributed pursuant to the Stock Account shall be paid in shares of Stock.

    (d) In the event of an installment distribution under paragraph (b), (i) any amounts in the Separation Account shall continue to bear interest until distributed at the rate specified under section 6(b) hereof and (ii) the Stock Account shall continue to be credited with additions as a result of dividends pursuant to the provisions of section 5(c) hereof and any distributions pursuant to the Stock Account shall be paid in shares of Stock.

    (e) In the event a Participant's employment is terminated in a manner that does not constitute a Separation, the Participant will receive in a lump sum at the end of the month following the month of termination of employment (notwithstanding any election as to method of distribution made by such Participant) (i) the balance in the Termination Account and (ii) the balance in the Stock Account (payable in shares of Stock that is attributable to the Participant's deferral, excluding any value of the premiums credited to such account under section 5(b) hereof (and any dividend equivalents attributable thereto)).

  9. Special Distribution in the Case of Death.

    (a) In the event of a Participant's death, the Participant's beneficiary will receive (in a lump sum) the amounts credited to the Separation Account and the Stock Account (paid in shares of Stock) after the month in which the Participant's death occurred.

    (b) Any amounts due under section 9(a) shall be paid to such beneficiary as the Participant may have designated in writing to the Corporate Secretary of the Company as the beneficiary to receive any such post-death distribution under this Plan or, in the absence of such written designation, to the estate of the Participant.

  10. Financial Emergencies.

    (a) At any time before payment in full of his accounts, a Participant may submit a written request to the Committee that any part or all of the amounts deferred to his Stock Account or his Termination Account be paid to him because of a financial emergency. The request shall describe the nature of such emergency and the amount required therefor. The Committee in its sole discretion shall determine whether or not payment of the amount requested should be made. In the event a distribution from the Stock Account is made, any premiums credited pursuant to section 5(b) with respect to the amount deferred will be forfeited, plus any dividend equivalents credited with respect thereto. In the event the Participant is a member of the Committee, he shall not participate in the decision by the Committee on his request.

    (b) In the event any Participant receives a distribution on account of a financial emergency, said Participant's election to defer any further amounts for the calendar year of the distribution shall terminate, and said Participant shall not be permitted to elect to defer any amounts under this Plan for the subsequent calendar year.

    (c) For purposes of this Section 10, financial emergency shall be defined in a manner consistent with the definition of "unforeseeable emergency" under section 457 of the Internal Revenue Code.

  11. Change in Control Distribution. In the event of a Change in Control, as defined below, a Participant may elect at any time within one year after the Change in Control to receive the amounts credited to his Stock Account, paid in shares of Stock, and Separation Account at the end of the month after the month in which he makes such election. For the purposes of this Plan, a "Change in Control" shall have occurred if, at any time after the Plan takes effect, any of the following events shall occur:

     (i) The Company enters into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction will be held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

     (ii) The Company enters into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

     (iii) The filing on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) or securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

     (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

     (v) During any period of two consecutive years, individuals who constitute the Directors of the Company at the beginning of any such period cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period; or

     (vi) The Company consummates the sale of a business unit, either by a sale of all of its capital stock or the sale of substantially all its assets, provided, however, that the only Participants who may make the election under this Change in Control event are those Participants who are employed by the business unit being sold.

  Notwithstanding the foregoing provisions of (iii) or (iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

  In the event that any such agreement to merge, consolidate or reorganize or sell or otherwise transfer assets referred to in (i) or (ii) above is terminated without such merger, consolidation or reorganization or sale or transfer having been consummated, or the person filing such Schedule 13D or
Schedule 14D-1 referred to in (iii) above files an amendment to such Schedules disclosing that it no longer is the beneficial owner of securities representing 15% or more of the Voting Stock of the Company, or the Company reports that the change in control which it reported in the filing referred to in (iv) above will not in fact occur, the Committee may notice to the Participant nullify the availability of the option to make the election referred to in this section by reason of such Change in Control, without prejudice to any prior exercise by the Participant of his rights to make an election and receive a distribution under this section that may have occurred prior to such nullification.

  12. Non-assignability. None of the rights or interests of any Participant in his accounts shall, prior to actual payment or distribution to him, be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, and shall not be subject to payment of debts by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, except with respect to domestic relations orders that are deemed to be "qualified domestic relations orders" under section 414(p) of the Internal Revenue Code.

  13. Plan to be Unfunded. Except as contemplated by section 5 hereof with respect to the establishment of a "rabbi" trust to hold Stock credited to a Participant's Stock Account, the Company shall be under no obligation to segregate or reserve any funds or other assets for purposes relating to this Plan and no Participant shall have any rights whatsoever in or with respect to any funds or other assets held by the Company for purposes of this Plan or otherwise. Accounts maintained for purposes of this Plan shall merely constitute bookkeeping records of the Company and shall not constitute any allocation whatsoever of any assets of the Company or be deemed to create any trust (other than the "rabbi" trust referred to above) or special deposit with respect to any of the Company's assets.

  14. Amendment. The Company may from time to time amend or terminate the Plan, provided that no amendment or termination of the Plan shall adversely affect the account balances of any Participant as they existed immediately before such amendment or termination or the manner of distribution thereof, unless such Participant shall have consented thereto in writing.

  15. Miscellaneous.

    (a) All references to the masculine pronoun shall include the feminine pronoun and all references to a singular noun shall include the plural where appropriate.

    (b) Except to the extent that Federal law provides otherwise, all questions pertaining to the construction, validity, and effect of the provisions hereof are to be determined in accordance with the laws of the State of Ohio.

    (c) The Company is authorized to make such arrangements as it deems necessary to satisfy any federal, state, and local tax withholding requirements on any distribution or deemed distribution to a Participant, including withholding of either cash or Stock (as determined by the Company).

    (d) All valuations of Stock hereunder shall be valued at the closing price of the Stock on the New York Stock Exchange on the prescribed date.

  16. Effective Date.

  The Plan shall take effect as of March 1, 1995.

                                                                      EXHIBIT B

            TEXT OF 1995 AMENDMENTS TO DIRECTORS' DEFERRED FEE PLAN

  The Company's Directors' Deferred Fee Plan (the "Directors' Plan") has been amended in the following respects:*

  A. Section 2.14 of the Directors' Plan has been amended as follows:

  2.14 Participation Agreement. Participation Agreement means the agreement filed by a Participant, in the form prescribed by the Committee, pursuant to
Section 3.3 3.2, hereof.

  B. Article IV of the Directors' Plan has been amended to add a new Section
3.2 as follows:

  3.2 MANDATORY PARTICIPATION. DIRECTORS ELIGIBLE TO PARTICIPATE IN THE PLAN, EXCEPT FOR A DIRECTOR WHO HAS WAIVED HIS OR HER RIGHT TO A QUARTERLY BOARD RETAINER FEE, MUST DEFER A MINIMUM OF TWENTY-FIVE PERCENT (25%) OF THE QUARTERLY BOARD RETAINER FEE INTO A DEFERRED BENEFIT ACCOUNT MAINTAINED IN UNITS.

  C. Section 3.2 of the Directors' Plan has been amended as follows:

  3.3 [3.2] VOLUNTARY PARTICIPATION. [PARTICIPATION.] ELIGIBLE DIRECTORS MAY VOLUNTARILY PARTICIPATE IN THE PLAN, AS PROVIDED IN SECTION 4.1 HEREOF, [Participation in the Plan shall be limited to eligible Directors who elect to participation in the Plan] by filing a Participation Agreement with the Company. A properly completed and executed Participation Agreement must be filed on or prior to the December 31 immediately preceding the Plan Year in which the Participant's VOLUNTARY participation in the Plan will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of the Participation Agreement, provided, however, that, in the case of the first Plan Year, such a Participation Agreement must be filed by April 15, 1995 and shall be effective as of THE DATE OF APPROVAL OF THE PLAN BY STOCKHOLDERS [the first day of the Plan Year]. In the event that a Director first becomes eligible to participate during the course of the Plan Year, such VOLUNTARY PARTICIPATION [Participation Agreement] shall be effective only with regard to Fees earned or payable following the filing of the Participation Agreement with the Committee.

  D. Section 3.3 of the Directors' Plan has been amended as follows:

  3.4 Termination of VOLUNTARY Participation. A Participant may elect to terminate his or her VOLUNTARY participation in the Plan by filing a written notice thereof with the Committee, which termination shall be effective at any time specified by the Participant in the notice, but not earlier than the first day of the Plan Year immediately succeeding the Plan Year in which such notice is filed with the Committee. Amounts credited to such Participant's Deferred Benefit Account with respect to periods prior to the effective date of such termination shall continue to be payable pursuant to, and otherwise governed by, the terms of the Plan.

  E. Section 4.1 of the Directors' Plan has been amended as follows:

  4.1 VOLUNTARY Deferral. IN ADDITION TO THE MANDATORY DEFERRAL REQUIRED PURSUANT TO SECTION 3.2 HEREOF, a Participant may elect to defer all, or a specified percentage, of his or her Fees, and a Participant may elect to have his or her deferred Fees credited to his OR HER Deferred Benefit Account either in dollar amounts or Units. A Participant may not change the percentage of his or her Fees to be deferred, or the form in which Fees are to be credited DURING A PLAN YEAR OR AFTER THE CREDITING OF A DEFERRAL, BUT MAY ELECT A DIFFERENT PERCENTAGE AND/OR A DIFFERENT FORM IN WHICH THE FEES ARE TO BE CREDITED PROSPECTIVELY BY FILING A NEW PARTICIPATION AGREEMENT WITH THE COMMITTEE ON OR PRIOR TO THE DECEMBER 31 IMMEDIATELY PRECEDING THE NEXT PLAN YEAR, WHICH NEW PARTICIPATION AGREEMENT SHALL SUPERSEDE THE PREVIOUSLY FILED PARTICIPATION AGREEMENT EFFECTIVE AS OF THE FIRST DAY OF THE PLAN YEAR FOLLOWING THE FILING OF SUCH NEW PARTICIPATION AGREEMENT AND EFFECTIVE AS TO ALL DEFERRALS THEREAFTER.
- --------
*Note: Bold-face text reflects additions and line-out text reflects deletions.

  F. Section 4.2 of the Directors' Plan has been amended as follows:

  4.2 Crediting of Deferred Fees. Deferred Fees that a Participant elects to have credited in dollar amounts shall be credited to the Participant's Deferred Benefit Account as they become payable to the Director.
Deferred fees payable to a Director during a Plan Year that ARE MANDATORILY DEFERRED PURSUANT TO SECTION 3.2 HEREOF OR THAT a Participant elects to have credited in Units shall be credited to the Participant's Deferred Benefit Account annually after the end of such Plan Year on the basis of the average of the Market Values of the Common Stock on the last trading day in each calendar month during such Plan Year.

  G. Article V of the Directors' Plan has been amended to add a new Section
5.6 as follows:

  5.6 COMPANY CONTRIBUTION. EACH DEFERRED BENEFIT ACCOUNT TO WHICH FEES HAVE BEEN CREDITED IN UNITS SHALL BE CREDITED ANNUALLY AFTER THE END OF EACH PLAN YEAR WITH ADDITIONAL UNITS EQUAL IN VALUE TO ONE HUNDRED AND TWENTY-FIVE PERCENT (125%) OF THE NUMBER OF UNITS CREDITED TO SUCH DEFERRED BENEFIT ACCOUNT PURSUANT TO SECTIONS 3.2, 4.1 AND 5.3 HEREOF.

  H. Article 10.1 of the Directors' Plan has been amended as follows:

  10.1 Funding. Neither Participants, nor their Beneficiaries, nor their heirs, successor or assigns, shall have any secured interest or claim in any property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds, Common Stock or other securities to be used in payment of its obligations under the Plan, and may fund such trust WITH CASH, COMMON STOCK ACQUIRED IN THE OPEN MARKET OR HELD IN THE TREASURY OR ALLOCATED FROM THE ASSOCIATES OWNERSHIP TRUST, OR OTHER SECURITIES; provided, however, that any funds OR SECURITIES contained therein shall remain liable for the claims of the Company's general creditors.

[RECYCLED PAPER LOGO]

                              M.A. HANNA COMPANY
                       200 Public Square--Suite 36-5000
                          Cleveland, Ohio 44114-2304
                          Annual Meeting--May 3, 1995

   The undersigned hereby appoints M. D. Walker, D. J. McGregor, and J. S. Pyke, P Jr. as Proxies, each with the power to appoint his substitute, and hereby
R authorizes them to represent and to vote, as designated below, all the shares O of Common Stock of M. A. Hanna Company held on record by the undersigned on X March 6, 1995 at the annual meeting of stockholders to be held on May 3, 1995 Y and any adjournment thereof.

   Election of Directors, Nominees:             (change of address)

   Nominees: B. C. Ames, C. A. Cartwright,
              W. R. Embry,                  --------------------------
             J. T. Eyton, G. D. Kirkham,
              M. L. Mann,                   --------------------------
             D. J. McGregor, R. W. Pogue,
              M. D. Walker                  --------------------------

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of directors nominated by the Board of Directors, ratification of the appointment of auditors, approval of the Voluntary Non-Qualified Deferred Compensation Plan and approval of amendments to the Directors' Deferred Fee Plan.

   Please sign exactly as the name appears on reverse side. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   This proxy is solicited on behalf of the Board of Directors.

                                                                    SEE REVERSE
   NO.  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY    SIDE

[_] Please mark your                   SHARES IN YOUR NAME  REINVESTMENT SHARES
    votes as in this
    example.

                       FOR  WITHHELD

1 Election of          [_]    [_]
  Directors
  (see reverse)

  For, except vote withheld from the following nominee(s):

  --------------------------------------------------------

                              FOR  AGAINST  ABSTAIN
2 Ratification of             [_]    [_]      [_]
  appointment of
  auditors.


3 Ratification and approval   [_]    [_]      [_]
  of Voluntary Non-Qualified
  Deferred Compensation
  Plan.

                              FOR  AGAINST  ABSTAIN
4 Ratification and approval   [_]    [_]      [_]
  of amendments to
  Directors'
  Deferred Fee Plan.

5 Upon such other             [_]    [_]      [_]
  business as may properly
  come before the meeting.

                               Change
                                 of    [_]
                               Address

SIGNATURE(S)                                   DATE
             ------------------------------          -------------

SIGNATURE(S)                                   DATE
             ------------------------------          -------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.